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                                  Form U-13-60
                    Mutual and Subsidiary Service Companies
                            Revised February 7, 1980


                                 ANNUAL REPORT


                                 For the Period


           Beginning  January 1, 1997  and Ending  December 31, 1997
                      ----------------            ------------------

                                     To The

                    U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF

                           COLUMBIA ELECTRIC CORPORATION
--------------------------------------------------------------------------------
                       (Exact Name of Reporting Company)


                    A      Subsidiary       Service Company
                      ---------------------
                           ("Mutual" or "Subsidiary")


                    Date of Incorporation September 26, 1986
                                          ------------------


  State or Sovereign Power under which Incorporated or Organized   Delaware
                                                                 -----------


         Location of Principal Executive Offices of Reporting Company:

            205 Van Buren Street, Suite 120, Herndon, Virginia 20170


                    DENNIS P. DETAR, TREASURER & CONTROLLER
                        205 Van Buren Street, Suite 120
                            Herndon, Virginia 20170
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     (Name, title and address of officer to whom correspondence concerning this report should be addressed)


                           COLUMBIA ELECTRIC CORPORATION
--------------------------------------------------------------------------------

      (Name of Principal Holding Company whose Subsidiaries are served by
                               Reporting Company)


             CONFIDENTIAL TREATMENT REQUESTED FOR ENTIRE DOCUMENT.
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        PAGE 32




                                   SIGNATURE


            Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.



                           COLUMBIA ELECTRIC CORPORATION


                              By:    /s/ D. P. Detar
                                 ---------------------------------
                                       Dennis P. Detar
                                    Treasurer and Controller






Date:   April 30, 1998